Filed Pursuant to Rule 424(b)
File Number 333-106651

HOME SOLUTIONS OF AMERICA, INC.

PROSPECTUS SUPPLEMENT (FIRST SUPPLEMENT) DATED SEPTEMBER 13, 2005
TO
PROSPECTUS DATED AUGUST 18, 2003

This prospectus supplement (the "First Supplement") supplements our prospectus dated August 18, 2003 (the "Prospectus"), relating to the sale by certain of our stockholders of up to an aggregate of 6,697,960 shares of our Common Stock. You should read this First Supplement in conjunction with the Prospectus, and this First Supplement is qualified by reference to the Prospectus, except to the extent the information in this First Supplement supersedes the information contained in the Prospectus.

This First Supplement sets forth a list of the current selling stockholders, as updated to reflect that certain warrants to purchase shares of Common Stock listed in the Prospectus for four selling stockholders have been transferred to another party, which party is listed herein as a selling stockholder.  Capitalized terms not defined herein shall have the same meanings as set forth in the Prospectus.

SELLING STOCKHOLDERS

The following table sets forth, as of September 13, 2005, the name of each selling stockholder, the number of shares of common stock that each selling stockholder beneficially owns, the number of shares offered hereby, and the percentage of the class to be owned by the selling stockholders after completion of the offering.  Except as otherwise disclosed below, neither the selling stockholders nor any of their affiliates has held any position or office or has had any material relationship with us in the last three years.

Stockholder Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered	Number of Shares of Common Stock Beneficially Owned Following The Offering(1)	Percentage of Class Following The Offering(1)

Jane C. Barber	2,000,000	(2)	2,000,000	0	0
David Bourquein	19,180	(3)	19,180	0	0
Brad Brock	1,000	(3)	1,000	0	0
Cascade Infrastructure Management	20,161		20,161	0	0
Thurman Crawford	5,320	(3)	5,320	0	0
David Davis	2,660	(3)	2,660	0	0
David Garlock	9,851		9,851	0	0
Tyrrell L. Garth	1,270,596	(4)	1,270,596	0	0
James Hall	9,851		9,851	0	0
Horizon Venture Capital Group	350,000		350,000	0	0
J.P. Turner Inc	4,375	(5)	4,375	0	0
Longshore Companies Inc.	235,294		235,294	0	0
Matrix Eleven 0 Eleven Corporation	1,151,515	(6)	1,151,515	0	0
J.D. Mayotte	15,000	(5)	15,000	0	0
Park Avenue Investments	350,000		350,000	0	0
Pinnacle Properties	293,412	(7)	293,412	0	0
Thomas Roebuck	1,992	(3)	1,992	0	0
Sanders Morris Harris	200,000	(8)	200,000	0	0
SR Hinkle, Inc.	5,625	(6)	5,625	0	0
Tamarisk Equities	350,000		350,000	0	0
The Vantage Group Ltd.	350,000		350,000	0	0
John Thompson	2,128	(3)	2,128	0	0
WCD Consultants	50,000	(9)	50,000	0	0

Total	6,697,960		6,697,960	0	0

______________________

  Assumes that all shares held by selling stockholders that are being offered pursuant to this prospectus will be sold.

  Includes 1,137,521 shares that could result from the conversion of a promissory note issued by the Company in the original principal amount of $2,242,446, which is convertible into our common stock based upon the trading price of the common stock during the three trading days prior to conversion.

  Consists of shares underlying warrants to purchase shares of the Company's common stock at an exercise price of $1.50 per share, expiring December 27, 2004.

  Includes 25,160 shares underlying warrants to purchase shares of the Company's common stock at an exercise price of $1.50 per share, expiring December 27, 2004.  In October 2002, in connection with the Company's purchase of the office building that serves as our corporate offices, an affiliate of Mr. Garth provided a $750,000 first-lien mortgage to the Company.

  Consists of shares underlying warrants to purchase shares of the Company's common stock at an exercise price of $2.00 per share, expiring November 21, 2007.

  Includes 1,000,000 shares underlying warrants to purchase shares of the Company's common stock at an exercise price of $1.00 per share, expiring November 19, 2007.

  Consists of shares underlying warrants to purchase shares of the Company's common stock at an exercise price of $.01 per share, expiring November 14, 2007.

  Consists of shares underlying warrants to purchase shares of the Company's common stock at an exercise price of $1.50 per share, expiring September 1, 2005.

  Consists of shares underlying warrants to purchase shares of the Company's common stock at an exercise price of $1.50 per share, expiring November 1, 2007.

Information concerning the selling shareholders may change from time to time and may require future supplements. Full copies of the prospectus will be provided upon request.